Exhibit 99.1

FOR FURTHER INFORMATION:

J. Cameron Coburn	Betty V. Norris
Chairman, President & CEO	SVP & Chief Financial Officer
Tel: 910-509-3901	Tel: 910-509-3914
Email: ccoburn@bankofwilmington.com	Email: bnorris@bankofwilmington.com

BANK OF WILMINGTON CORPORATION DECLARES

5% STOCK DIVIDEND

WILMINGTON, NC – June 12, 2006 – Bank of Wilmington Corporation (Nasdaq: BKWW) announced today that its Board of Directors has approved a 5% stock dividend on the company’s outstanding common stock. The stock dividend will be paid on June 30, 2006, to shareholders of record on June 22, 2006. As a result of the stock dividend, each holder of shares of the company’s common stock on the record date will receive one new share of common stock for each twenty whole shares held of record on that date. In lieu of issuing fractional shares, the company will pay cash based on the average of the closing bid and asked prices of its common stock on The Nasdaq Capital Market on the record date.

About the Company

Bank of Wilmington (the “Bank”) was established in 1998 as a local bank, developed and managed by local people committed to improving the quality of life and the quality of the banking experience in the communities it serves. Bank of Wilmington Corporation was formed as the Bank’s parent holding company in June 2005. The Bank’s market area includes the counties of New Hanover, Pender, and Brunswick, serving southeastern North Carolina, through five full-service banking locations: 1117 Military Cutoff Road; 3702 South College Road in the Pine Valley neighborhood; 14572 US Highway 17 in Hampstead; 206 North Topsail Drive in Surf City, and 503 Olde Waterford Way in Leland. The Company’s stock is listed on The Nasdaq Capital Market under the symbol ‘BKWW.’

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements.

Factors that might cause such a difference include changes in interest rates and interest rate relationships; changes in demand for products and services; changes in the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Bank of Wilmington Corporation with the Securities and Exchange Commission. Bank of Wilmington Corporation undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

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